SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON D.C. 20549

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                                  FORM 8-K
                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): JULY 19, 1995

                      PEOPLES TELEPHONE COMPANY, INC.
         (Exact name of registrant as specified in its charter)

         NEW YORK                  0-16479                  13-2626435
(State or other jurisdiction   (Commission File   (IRS Employer Identification
    of incorporation)              Number)                    Number)

         2300 N.W. 89TH PLACE, MIAMI, FLORIDA                    33172
       (Address of principal executive offices)               (Zip Code)

      Registrant's telephone number, including area code: (305) 593-9667

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Item 5.   Other Events.

     REFINANCING

     In order to extend its debt maturities and to provide increased operational and financial flexibility to take advantage of growth opportunities in its core public pay telephone business, the Company refinanced its indebtedness (approximately $95.5 million) under the Third Amended and Restated Loan Agreement by and among the Company, Creditanstalt-Bankverein ("Creditanstalt") and other financial institutions, dated February 17, 1994 (the "Prior Credit Agreement") and repaid a note payable issued in connection with the settlement of certain litigation described below and the mortgage note payable on the Company's headquarters facility (approximately $7.7 million in the aggregate) with proceeds from the sale of the Senior Notes (as defined below) and the Preferred Stock (as defined below) (collectively, the "Refinancing").

     The Refinancing, which was consummated on July 19, 1995, included the following elements:

     Senior Notes

     The Company sold $100,000,000 aggregate principal amount of its 12-1/4% Senior Notes due 2002 (the "Senior Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended ("the Securities Act"). The indenture governing the Senior Notes (the "Indenture") contains certain covenants, including, but not limited to, covenants with respect to the following matters: limitations on additional indebtedness, limitations on restricted payments, including the payment of dividends on the Company's Common Stock, par value $.01 per share ("Common Stock"), limitations on the incurrence of liens, limitations on transactions with affiliates, the application of the proceeds of certain asset sales, restrictions on the issuance of preferred stock of certain subsidiaries, limitations on the creation of restrictions on the ability of certain subsidiaries to make certain distributions and payments to the Company and other subsidiaries, and limitations on the merger, consolidation or transfer of all or substantially all of the assets of the Company and certain subsidiaries with or to another person. Holders of Senior Notes will also have the right to require the Company to repurchase Senior Notes in the event of certain changes in control. The Senior Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with other senior indebtedness of the Company.

     Preferred Stock

     The Company issued 150,000 shares of its Series C Cumulative Convertible Preferred Stock (the "Preferred Stock") to UBS Partners, Inc. ("UBS"), a wholly-owned subsidiary of Union Bank of Switzerland, for gross proceeds of $15.0 million. The Preferred Stock cumulates dividends at an annual rate of 7%, subject to increase up to 11% under certain circumstances, including accelerations of indebtedness of the Company and material breaches of representations, warranties and covenants, which are payable in cash or, at the Company's option

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during the first three years after issuance, will continue to cumulate. The Preferred Stock is immediately convertible, at the option of the holders, into approximately 2,857,143 shares of Common Stock (or approximately 15.1% of the outstanding Common Stock as of June 30, 1995 determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) at a conversion price of $5.25 per share, subject to reduction pursuant to anti-dilution adjustments in connection with, among other things, certain issuances of shares of, or rights to acquire, Common Stock at less than the conversion price of the Preferred Stock. The Preferred Stock is subject to (i) mandatory redemption by the Company 10 years after issuance or, subject to the prior payment in full of the Company's indebtedness under the New Credit Agreement (as defined below) and the Senior Notes, in the event of certain bankruptcy or related events relating to the Company, (ii) redemption at the Company's option, resulting in the exercisability of the contingent warrant described below, and (iii) upon the occurrence of a change of control (as defined in the Indenture), redemption, at the option of the holders thereof, in all cases at its liquidation preference ($15.0 million in the aggregate) plus accrued and unpaid dividends.

     The holders of the Preferred Stock are entitled to elect two members of the six member Board of Directors of the Company. The two directors initially will be Charles J. Delaney, President of UBS Capital Corporation ("UBS Capital"), also a wholly-owned subsidiary of Union Bank of Switzerland, and Jeffrey Keenan, a Managing Director of UBS Capital and a Vice President and a Director of UBS. Mr. Delaney was elected on July 19, 1995 to fill the vacancy created by the resignation of Ronald Gelber and UBS has advised the Company that it will elect Mr. Keenan at or about the time of the Company's 1995 Annual Meeting of Shareholders. The Preferred Stock is also entitled to vote on all other matters submitted to the stockholders for a vote together with the holders of the Common Stock voting as a single class with each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion.

     In connection with the Preferred Stock, the Company has agreed to certain affirmative and negative covenants with respect to the conduct of its business, among other matters. For so long as 25% of the shares of Preferred Stock or the Common Stock into which such Preferred Stock is convertible remain outstanding and have not been sold publicly, the Company has agreed with UBS and Appian Capital Partners, L.L.C. ("Appian") to observe certain negative covenants, including that the Company will not:

     (a) (i)   amend its Certificate of Incorporation or bylaws in a way which would adversely affect the rights of holders of the Preferred Stock or underlying Common Stock or subordinate the rights of the holders of the Preferred Stock to the rights of other holders of capital stock of the Company;
(ii) to the extent not prohibited by the Company's Amended and Restated Certificate of Incorporation, except in an underwritten public offering, or issuances of Common Stock pursuant to options, warrants and other rights outstanding on the date of the Securities Purchase Agreement or employee stock options, and issuances of Common Stock in certain permitted acquisitions, sell capital stock of the Company unless holders of the Preferred Stock, the underlying Common Stock or the Warrants (as hereinafter defined) are given the right to purchase such capital stock to maintain such holders' percentage interest in the Company's Common Stock; or (iii) effect a fundamental change, including (a) the sale or transfer of more

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than 40% of the consolidated assets of the Company and its subsidiaries and (b)
mergers and consolidations other than those in which the Preferred Stock is unaffected and the holders of the majority of the voting power to elect the Board of Directors continue to own such majority voting power unless such fundamental change provides that upon the consummation thereof, the Company shall have purchased all such shares of the Preferred Stock tendered to the Company for purchase at a price per share equal to its liquidation preference of $100 per share plus accrued and unpaid dividends thereon pursuant to an offer to purchase given to the holders of the Preferred Stock not less than 15 days prior to the date such fundamental change is to be consummated; or

     (b)  Without the approval of 75% of the members of the Board of Directors:
(i) engage in transactions with stockholders, directors, officers, employees or defined affiliates which transactions would require disclosure under Rule 404 of Regulation S-K under the Securities Act; (ii) issue (a) debt securities which are convertible into the Company's Common Stock or with equity features such as warrants unless such equity features meet certain tests or (b) capital stock or other equity securities senior to or on a parity with the Preferred Stock or having a voting power equivalent to or greater than one vote per share of Common Stock; (iii) merge or consolidate or, except for certain permitted acquisitions or dispositions, allow a subsidiary to merge or consolidate; (iv) sell, lease or otherwise dispose of assets of the Company or its subsidiaries involving consideration greater than $5 million; (v) liquidate, dissolve or effect a recapitalization or reorganization; (vi) acquire an interest in or assets of any other company involving aggregate consideration greater than $5 million; (vii) own, manage or operate any business other than the domestic pay telephone business; or (vii) hire, elect or replace the Company's Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer or change the terms of employment or compensation thereof. Notwithstanding the foregoing, the Company may sell certain discontinued operations and enter into and borrow under the New Credit Agreement. So long as any shares of the Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Company is prohibited from paying or declaring any dividend or making any distribution on any other capital stock of the Company (other than dividends payable solely in the securities in respect of which such dividends are paid).

     In addition, UBS has been issued a contingent warrant, exercisable only if the Company redeems the Preferred Stock pursuant to its optional redemption rights. Such warrant is exercisable initially for the same number of shares and at the same price as provided in the conversion terms of the Preferred
Stock being redeemed, all determined as of the redemption date of such Preferred Stock. Such contingent warrant has anti-dilution provisions comparable to the Preferred Stock. UBS also has the right to have its Preferred Stock and underlying Common Stock repurchased by the Company (at the original purchase price thereof, plus accrued and unpaid dividends thereon), if the Company violates certain regulations regarding an investee of a Small Business Investment Company.

     UBS has agreed, subject to certain limitations and restrictions, that for up to 10 years from the date of the closing of the Preferred Stock, it will not, without the consent of the

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Company's Board of Directors, acquire beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) of more than 25% of the Company's voting securities, offer or solicit any other person to acquire the Company or conduct a proxy solicitation with respect to the Company.

     Appian, which provided financial consulting services in connection with the Preferred Stock, was issued warrants to purchase up to 275,000 shares of Common Stock at an initial exercise price of $5.25 per share (the "Warrants") and was paid a fee of $400,000.

     The Company has also agreed to register for resale under the Securities Act the Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants.

     The New Credit Agreement

     The Company entered into an amendment and restatement of the Prior Credit Agreement (as amended and restated, the "New Credit Agreement"), with Creditanstalt, providing for a revolving credit facility for the benefit of the Company in the aggregate amount of $40.0 million. The New Credit Agreement has a term of four years. Creditanstalt has informed the Company that it intends to syndicate a portion of the loan. The following is a summary of the terms of the New Credit Agreement.

     Borrowing Base. The Company may use borrowings under the New Credit Agreement for internal growth and to fund future acquisitions, although Creditanstalt has the right to approve any acquisition for consideration in excess of $3.0 million. Borrowings under the New Credit Agreement may not exceed the sum of (i) 75.0% of the Company's eligible accounts receivable plus
(ii) an amount equal to $1,200 multiplied by the number of eligible installed pay telephones, in the aggregate up to the total limit of $40.0 million.

     Interest. Interest on the principal balance outstanding under the New Credit Agreement accrues at the option of the Company at the rate of (i) 1.5% above the greater of (a) Creditanstalt's prime lending rate at its principal office in New York, New York and (b) the federal funds rate plus 0.5% or (ii) 3.0% above the rate quoted by Creditanstalt as the average London interbank offered rate for one, two, three and six-month Eurodollar deposits. In the event of a default under the New Credit Agreement, at Creditanstalt's option, the interest rate on the borrowings under the New Credit Agreement can increase to 2.0% per annum above the then applicable rate.

     Security. As security for the indebtedness under the New Credit Agreement, the Company has granted to Creditanstalt a first priority security interest in substantially all existing and future assets of the Company, whether tangible or intangible, including, without limitation, accounts receivable, inventory and equipment.

     Certain Covenants. In addition to customary covenants, the New Credit Agreement contains various restrictive financial and other covenants including, without limitation, (i)

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prohibitions on the incurrence of additional indebtedness, (ii) restrictions on the creation of additional liens, (iii) certain limitations on dividends and distributions by the Company, (iv) restrictions on mergers and sales of assets, investments and transactions with affiliates and (v) certain financial maintenance tests. Such financial maintenance tests, include, among others,
(i) a minimum of earnings before interest, taxes, depreciation and amortization ("EBITDA") test of $5.0 million for the quarter ending June 30, 1995, $10.0 million for the two quarter period ending September 30, 1995 and $15.0 million for the three quarter period ending December 31, 1995, and, thereafter, a minimum annual EBITDA test (tested quarterly for the prior four quarters) beginning at $19.0 million for the quarter ended March 31, 1996 and increasing over time to $26.0 million after December 31, 1997, (ii) a minimum ratio of annual EBITDA to interest expense (tested quarterly) beginning at 1.5 to 1 and increasing over time to 2.5 to 1 after December 31, 1997, (iii) a minimum net worth test beginning at $47.0 million and increasing over time to $67.0 million after December 31, 1998, (iv) a maximum ratio of debt to net worth of 3.25 to 1 for the first two years and decreasing to 3.0 to 1 for the remaining two years, and (v) maximum ratio of bank debt to EBITDA of 2.0 to 1 (tested quarterly using EBITDA from the prior four quarters). For purposes of the foregoing covenants, EBITDA includes EBITDA from the Company's inmate telephone and cellular telephone rental operations and net worth includes the Preferred Stock.

     Events of Default. The events of default under the New Credit Agreement are customary for facilities of such nature and include payment and non-payment defaults and certain events of bankruptcy or insolvency of the Company.

     Fees. In connection with the execution of the New Credit Agreement, the Company agreed to pay a loan origination fee of $200,000. The New Credit Agreement also provides for a monthly fee based on the unused portion of the New Credit Agreement and an annual agency fee.

CERTAIN REGULATORY DEVELOPMENTS

     Reduction in Florida Access Fees.

     The Florida Legislature, during the 1995 General Session, passed a comprehensive rewrite of the State's telecommunications law, which was enacted into law in June 1995. As its cornerstone, the legislation provides for open competition in the Florida local exchange markets, effective July 1, 1996. As one of the largest customers of local exchange service in the State, the Company expects to benefit in terms of price and service quality with the advent of local telephone service competition permitted under this new legislation. In addition, the new law specifically enables the Company and other independent public pay telephone providers to obtain flat rate business line interconnection from the LECs in lieu of the mandatory measured rate structure previously in place. Based upon 1994 average usage of Florida public pay telephones, the Company estimates that, if implemented, these changes may result in an approximate average savings of $25-$30/phone/month to the Company for its Florida operations.

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      Compensation for Access Code Calls.

     On May 23, 1995, the United States Court of Appeals for the District of Columbia issued a decision overturning a prior Federal Communications Commission ("FCC") ruling that applicable federal law did not allow the FCC to prescribe compensation to pay telephone providers on "subscriber 1-800 calls" or 1-800 calls where the recipient of the call selected the operator service provider (for example, calls to 1-800-FLOWERS or 1-800-USA-RAIL). The FCC made this earlier finding in the context of its initial decision to prescribe compensation to public pay telephone providers on "carrier access code calls" (including 1-800 carrier access code calls, along with "950" and "10XXX" access code calls) under the same federal law. The Court held that there was no legal preclusion to the establishment of a system for compensating public pay telephone providers on subscriber 1-800 calls initiated from independent public pay telephones. The Court remanded the case to the FCC for further proceedings "to consider the need to prescribe compensation for subscriber 1-800 calls routed to providers of operator services that are other than the prescribed provider of operator services." The Company will participate through the American Public Communications Council industry trade group in an effort to have the FCC expeditiously adopt a compensation mechanism that provides reasonable payment to providers of pay telephone equipment used in making these 1-800 calls. There can be no assurance that a compensation scheme for subscriber 1-800 calls will be adopted on a timely basis or at all.

SETTLEMENT OF CERTAIN LEGAL PROCEEDINGS

     On May 9, 1995, a complaint (as amended on May 30, 1995) was filed in the Supreme Court of the State of New York, New York County, against the Company by Ascom Communications, Inc. ("ACI") and ACI's sole shareholder, Ascom Holding, Inc. ("AHI") (such litigation, the "ACI Litigation"). The complaint alleged breach of contract by the Company for failure to make certain principal and interest payments in respect of $6.0 million principal amount of promissory notes which were issued by the Company to ACI (the "ACI Notes") in connection with the November 1993 purchase by the Company of substantially all of ACI's assets. In addition, the complaint alleged that the Company breached its agreement with ACI to register certain shares of Common Stock of the Company under the Securities Act within an agreed upon time frame. The Company did not make such payments due, in part, to disputes regarding the indemnification obligations of ACI and to conserve cash in light of the Company's working capital requirements and amortization requirements under the Prior Credit Agreement. The complaint also alleged that the Company failed to assume certain obligations and pay certain amounts under an equipment lease. The Company settled the ACI Litigation in June 1995 for approximately $5.7 million of which $500,000 was paid on execution of the settlement and the balance was paid in full following completion of the Refinancing.

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Item 7.   Financial Statements and Exhibits

(c)  Exhibits:

Exhibit   Description

  3 Certificate of Amendment to Certificate of Incorporation filed on July 18, 1995 authorizing the Preferred Stock

 10.1 Fourth Amended and Restated Loan and Security Agreement dated as of July 19, 1995 by and among the Company, the lenders named therein and Creditanstalt-Bankverein

 10.2 Letter Agreement, dated July 3, 1995, between the Company and Creditanstalt American Corporation, with respect to the amendment of the Second Amended and Restated Warrant Agreement dated February 17, 1994

 10.3 Exchange Agreement, dated as of May 3, 1995, by and between the Company and Creditanstalt Corporate Finance, Inc.

 10.4 Indenture, dated as of July 15, 1995, between the Company and First Union National Bank of North Carolina

 10.5 Registration Rights Agreement, dated July 19, 1995, between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated

 10.6 Letter Agreement, dated July 18, 1995, among the Company, UBS Capital Corporation, UBS Partners, Inc. and Appian Capital Partners, L.L.C., amending the Securities Purchase Agreement, dated as of July 3, 1995 among the Company, UBS Capital Corporation and Appian Capital Partners, L.L.C.

 10.7 Form of Stock Purchase Warrant issued on July 19, 1995 to Appian Capital Partners, L.L.C.

 10.8 Form of Contingent Stock Purchase Warrant issued on July 19, 1995 to UBS Partners, Inc.

 10.9 Registration Rights Agreement dated as of July 19, 1995 between the Company and UBS Partners, Inc.


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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PEOPLES TELEPHONE COMPANY, INC.
                                  Registrant

Dated: July 21, 1995                        /s/    Bonnie S. Biumi
                              ________________________________________________

                                            Bonnie S. Biumi
                                            Chief Financial Officer

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